Exhibit 10.5
Form of
PULTE HOMES, INC.
2008-2010 Grant Acceptance Agreement
Individual Performance Measures
     Pursuant to the Pulte Homes, Inc. Long-Term Incentive Program (the “Program”), under the Pulte Homes, Inc. 2008 Senior Management Incentive Plan (the “Plan”), <<Name>> (“the Participant”) has been granted the Long-Term Incentive Award described below. Certain terms and conditions of the Long-Term Incentive Award are set forth immediately below in this Grant Acceptance Agreement. Other terms and conditions are set forth in the Long-Term Incentive Award Agreement which is appended to this Grant Acceptance Agreement. The Grant Acceptance Agreement and the Long-Term Incentive Award Agreement are together the “Agreement” which is made and entered into between Pulte Homes, Inc., a Michigan corporation (the “Company”), and the Participant as of the Grant Date. Capitalized terms not otherwise defined in this Grant Acceptance Agreement are defined in the Program or the Long-Term Incentive Award Agreement.

Grant Date:	See Appendix.

Performance Period:	See Appendix.

Base Salary:

Target Award:

Performance Measures:	See Appendix.

Payout:	0-100%

Vesting Date:	December 31, 2010
     This Grant Acceptance Agreement shall be supplemented by an Appendix for each one-year performance period in the 2008-2010 performance cycle to reflect the Performance Measures established no later than 90 days after the commencement of such performance period.
     Pursuant to this Grant Acceptance Agreement, the Participant is being granted the sum of the Awards (as defined herein) within the performance cycle. The Award for each one-year performance period (the “Award”) is equal to the Target Award for such one-year performance period multiplied by the payout percentage. Payouts will range from 0-100% of the Target Award, subject to reduction based on individual results relative to the pre-established Performance Measures, as determined by the Compensation Committee, in its sole and absolute discretion.
     If the Award shall have vested in accordance with the Agreement and Program, the Participant shall receive, no later than the March 15th occurring immediately after the year in which the Vesting Date occurs, a lump sum cash payment from the Company in an amount equal, as determined by the Compensation Committee, to the amount of the Award which shall have vested as of such Vesting Date, subject to the deduction of taxes and other amounts pursuant to the Program. Notwithstanding the attainment of the Performance Measures with respect to the Award or anything herein to the contrary, in all cases, the Compensation Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any portion of the Award that would otherwise be made to the Participant or to decide that no payment shall be made.
     The Participant acknowledges receipt of copies of the Long-Term Incentive Award Agreement, the Program and the Plan (which are incorporated by reference and made a part hereof) and this Grant Acceptance Agreement and agrees to abide by all of the terms and conditions of the Long-Term Incentive Award Agreement, the Program and the Plan.
     In witness whereof, the parties have executed the Agreement as of ___, 2008.

PULTE HOMES, INC., a Michigan corporation
By:
Name:
Title:

Agreed and Accepted:

Name:
Title:

APPENDIX FOR 2008 PERFORMANCE PERIOD
IN THE 2008-2010 PERFORMANCE CYCLE
Grant Date: March 18th, 2008
Performance Period: January 1, 2008 - December 31, 2008
2008 Individual Performance Measures:
Your 2008 Performance Measures are based on the following: